Exhibit 10.9

CBI HOLDING COMPANY, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of August 30, 2014

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

1. DEFINITIONS		1

2. FORMATION AND PURPOSE		2

2.1.	FORMATION; AGREEMENT	2
2.2.	NAME	2
2.3.	REGISTERED OFFICE/AGENT	2
2.4.	TERM	2
2.5.	PURPOSE	2
2.6.	POWERS	2
2.7.	FILINGS	2
2.8.	PRINCIPAL OFFICE	3

3. MEMBERSHIP, CAPITAL AND UNITS		3

3.1.	MEMBERS	3
3.2.	MEMBER INTERESTS AND UNITS	3
3.3.	ADDITIONAL ISSUANCES OF UNITS	3
3.4.	VOTING	3
3.5.	SPECIFIC LIMITATIONS	3
3.6.	CAPITAL CONTRIBUTIONS	3
3.7.	ABILITY TO BORROW FUNDS	3

4. CAPITAL ACCOUNTS		4

4.1.	CAPITAL ACCOUNTS	4
4.2.	REVALUATIONS OF ASSETS AND CAPITAL ACCOUNT ADJUSTMENTS	4
4.3.	ADDITIONAL CAPITAL ACCOUNT ADJUSTMENTS	4
4.4.	ADDITIONAL CAPITAL ACCOUNT PROVISIONS	5

5. DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS		5

5.1.	BOARD OF MANAGERS’ DETERMINATION	5
5.2.	NO VIOLATION	6
5.3.	WITHHOLDING	6
5.4.	INSTALLMENT SALES	6
5.5.	NET PROFIT OR NET LOSS	6
5.6.	REGULATORY ALLOCATIONS	7
5.7.	TAX ALLOCATIONS; CODE SECTION 704(C) AND UNREALIZED APPRECIATION OR DEPRECIATION	9
5.8.	CHANGES IN MEMBERS’ INTEREST	9

6. STATUS, RIGHTS AND POWERS OF MEMBERS		9

6.1.	LIMITED LIABILITY	9
6.2.	RETURN OF DISTRIBUTIONS	10
6.3.	NO MANAGEMENT OR CONTROL	10
6.4.	APPROVAL OF CERTAIN MATTERS	10
6.5.	PERMITTED ACQUISITION	11

7. DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS		11

7.1.	BOARD OF MANAGERS	11
7.2.	AUTHORITY OF BOARD OF MANAGERS	14
7.3.	RELIANCE BY THIRD PARTIES	15

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8. DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		15

9. BOOKS, RECORDS, ACCOUNTING AND REPORTS		16

9.1.	BOOKS AND RECORDS	16
9.2.	FILINGS	16
9.3.	TAX REPORTS	16

10. TAX MATTERS MEMBER		16

10.1.	TAX MATTERS MEMBER	16
10.2.	INDEMNITY OF TAX MATTERS MEMBER	16
10.3.	TAX RETURNS	16

11. TRANSFER RESTRICTIONS		17

11.1.	PERMITTED TRANSFERS WITH MEMBER APPROVAL	17
11.2.	CONDITIONS TO TRANSFER	17
11.3.	IMPERMISSIBLE TRANSFER	17

12. DISSOLUTION OF COMPANY		17

12.1.	TERMINATION OF MEMBERSHIP	17
12.2.	EVENTS OF DISSOLUTION	17
12.3.	LIQUIDATION	18
12.4.	NO ACTION FOR DISSOLUTION	18
12.5.	NO FURTHER CLAIM	18

13. INDEMNIFICATION		18

13.1.	INDEMNIFICATION RIGHTS	18
13.2.	PERSONS ENTITLED TO INDEMNITY	19
13.3.	AGREEMENTS	19

14. AMENDMENTS		19

14.1.	AMENDMENTS	19
14.2.	CORRESPONDING AMENDMENT OF CERTIFICATE	19
14.3.	BINDING EFFECT	19

15. GENERAL		20

15.1.	SUCCESSORS; DELAWARE LAW; ETC	20
15.2.	NOTICES, ETC	20
15.3.	EXECUTION OF DOCUMENTS	20
15.4.	JURISDICTION; VENUE; SERVICE OF PROCESS	20
15.5.	SEVERABILITY	21
15.6.	TABLE OF CONTENTS, HEADINGS	21
15.7.	NO THIRD PARTY RIGHTS	21
15.8.	COUNTERPARTS	21
15.9.	WAIVER OF JURY TRIAL	22
15.10.	INTERPRETATION	22
15.11.	EXECUTION OF DOCUMENTS	22
15.12.	CONSTRUCTION	22

16. CALL OPTION		22

16.1.	CALL OPTION	22

17. RESTRICTIVE COVENANT		23

17.1.	NON COMPETITION; NON-SOLICITATION	23

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CBI HOLDING COMPANY, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CBI HOLDING COMPANY, LLC (the “Company”), dated as of September 1, 2014, is entered into by and between National Bank of Commerce, a national banking association (“NBC”), and Factor, LLC, an Alabama limited liability company (“Factor LLC”; together with NBC, the “Members”).

RECITALS

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware pursuant to the filing of the Certificate on August 31, 2009, and the execution of the Initial Agreement, dated as of September 30, 2009; and

WHEREAS, on August 29, 2014, NBC and the existing members of the Company entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) pursuant to which, among other things, NBC acquired a 70.00% interest in the Company, effective as of 11:59 P.M. Central Daylight Time on August 29, 2014 (the “Transaction”); and

WHEREAS, immediately following the consummation of the Transaction, the remaining existing members of the Company contributed their interests in the Company, which collectively represented a 30.00% interest, to Factor LLC in exchange for membership interests in Factor LLC (the “Contribution”); and

WHEREAS, to reflect the Transaction and the Contribution, the Members desire to enter into this Agreement, which amends and restates the Initial Agreement and the rights and interests of the Members, and provides for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses between the Members, the respective rights, duties and obligations of the Members to each other and to the Company, and certain other matters.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     DEFINITIONS.

For purposes of this Agreement certain capitalized terms have specifically defined meanings which are either set forth or referred to in Schedule A attached hereto and incorporated herein by reference.

2.     FORMATION AND PURPOSE.

2.1. Formation; Agreement. The Company was formed as a limited liability company on August 31, 2009 in accordance with the Act by the filing of the Certificate. Effective as of the date hereof, this Agreement amends and restates in its entirety the Initial Agreement, and the Members hereby agree that during the term of the Company the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act; provided, however, that to the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. For the avoidance of doubt, the Members acknowledge, agree and confirm that (a) all of the Company’s preferred units were redeemed immediately prior to the Transaction and no such units remain outstanding or shall hereafter be re-issued, (b) following such redemption, only a single class of membership interests in the Company was outstanding (i.e. common units) and, (c) effective as of the date of this Agreement, all such common units shall be considered “Units”.

2.2. Name. The name of the Company is “CBI Holding Company, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate.

2.3. Registered Office/Agent. The registered office and registered agent required to be maintained by the Company pursuant to the Act shall be the office and the agent so designated in the Certificate. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4. Term. The term of the Company commenced upon the filing of the Certificate and its existence as a separate legal entity shall continue indefinitely unless sooner terminated as provided herein.

2.5. Purpose. Subject to the limitations contained in this Agreement, the Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

2.6. Powers. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

2.7. Filings. Persons may be designated from time to time by the Board of Managers as “authorized persons,” within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate or any other certificates or instruments and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Office. The principal executive office of the Company shall be located at such place as the Board of Managers shall establish, and the Board of Managers may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.     MEMBERSHIP, CAPITAL AND UNITS.

3.1. Members. The Members of the Company and the number of Units held by each are as follows:

Member	Units	Percentage
NBC	280 Units	70.00%
Factor LLC	120 Units	30.00%

Totals	400 Units	100.00%

3.2. Member Interests and Units. The Interests of the Members of the Company shall be divided into Units, which shall not be certificated.

3.3. Additional Issuances of Units. The Company shall not offer or issue any Units to any Person without the approval of the Board of Managers and, pursuant to Section 6.4, the Members.

3.4. Voting. Members shall be entitled to one (1) vote for each outstanding Unit held, upon each matter submitted to the vote of or action by Members, and, except as required by applicable law or except as this Agreement expressly provides otherwise (including, without limitation, Section 6.4), the affirmative vote of a Majority in Interest on such matter shall be the act of the Members.

3.5. Specific Limitations. Without the written consent of the Board of Managers, no Member shall have the right or power to: (a) withdraw or reduce its Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by the Act or in this Agreement, (b) make voluntary Capital Contributions or contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the dissolution of the Company, except as set forth in this Agreement or as required by the Act, or (e) require that property other than cash be distributed upon any Distribution.

3.6. Capital Contributions. No Member shall be obligated to make any Capital Contribution not made on or prior to the date hereof except as set forth in a written agreement to which the Company and such Member are parties.

3.7. Ability to Borrow Funds. The Board of Managers may cause the Company and/or one or more of its Subsidiaries to borrow funds from NBC at any time on behalf and in the name of the Company and/or such Subsidiaries, as applicable, and to pledge the assets of the Company and/or the assets and membership interests of the Company’s Subsidiaries as collateral for such loan; provided, however, that the interest rate on any loan from NBC shall equal the Federal Funds Target Rate plus 25 basis points (0.25%). For purposes of this Agreement, the “Federal Funds Target Rate” means, for any day, the Federal Funds Target Rate as established by the Federal Reserve Board of Governors. The Members shall not be required to assume any of the obligations of the Company or its Subsidiaries with respect to any such financing, and shall not be required to provide any guarantee or other assurance, credit support or enhancement.

4.     CAPITAL ACCOUNTS.

4.1. Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Member which:

(a) shall be increased by (i) the amount of cash and the Fair Value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to) and (ii) such Member’s share of the Net Profit (and other items of income and gain) of the Company, and

(b) shall be reduced by (i) the amount of cash and the Fair Value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s share of the Net Loss (and other items of loss and deduction) of the Company.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith.

4.2. Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Board of Managers, immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Member and upon the redemption of the Interest of a Member, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross Fair Value and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.5(b) (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 5.5(b)).

4.3. Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 5.5(b) when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 5.5(b). Upon the transfer of an Interest in the Company or the distribution of property by the Company, Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code to reflect special basis adjustments following such transfer or distribution.

4.4. Additional Capital Account Provisions. No Member shall have the right to demand a return of all or any part of such Member’s Capital Contributions. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. Except to the extent otherwise expressly provided for in this Agreement, no interest shall be paid to any Member with respect to such Member’s Capital Contributions or Capital Account. In the event that all or a portion of the Units of a Member are transferred in accordance with this Agreement, the transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor. Units held by a Member may not be transferred independently of the Interest to which the Units relate.

5.     DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS.

5.1. Board of Managers’ Determination. Except as specifically set forth in subsection (a) and (b) below, the Board of Managers shall in its discretion determine the timing and the aggregate amount of any Distributions to Members under this Section 5.1.

(a) Required Distributions. The Company shall distribute to the Members on a quarterly basis on the 20th (or next succeeding Business Day) of each of April, July, October and January of each Fiscal Year and immediately prior to the Call Option Closing (if applicable), an amount in cash equal to Consolidated Net Income (as defined below). For purposes of this Agreement, “Consolidated Net Income” means, on any distribution date, the net income of the Company and its Subsidiaries, on a consolidated basis, for the immediately preceding calendar quarter, calculated in accordance with GAAP; provided, however, that (x) the October 20, 2014 distribution shall be equal to the net income of the Company and its Subsidiaries, on a consolidated basis, for the period between August 30, 2014 and September 30, 2014; and (y) if a distribution is made immediately prior to the Call Option Closing, such distribution shall be equal to the net income of the Company and its Subsidiaries, on a consolidated basis, for the period between the most recent net income measurement period for which a distribution has previously been made and the date of such distribution. All such distributions shall be made to the Members on a pro rata basis according to the number of Units held by each Member.

(b) Tax Distributions. Although the Members anticipate that the distributions provided for in Section 5.1(a) above will be sufficient for the Members to satisfy their respective tax obligations, the Company shall, at a minimum, distribute to each Member on April 1st (or the next succeeding Business Day) of each year, an amount (the “Tax Distribution”) equal to the excess, if any, of (i) such Member’s Tax Liability over (ii) the amounts distributed pursuant to Section 5.1(a) and (c) during the immediately preceding Fiscal Year. For purposes of this Section 5.1(b), a “Member’s Tax Liability” means, with respect to each Fiscal Year, the product of (i) the net taxable income of the Company allocated to such Member pursuant to this Agreement with respect to the immediately preceding Fiscal Year (e.g., for the April 1st, 2015 mandatory tax distribution, the amount allocated with respect to the 2014 Fiscal Year), and (ii) forty percent (40%).

(c) Other Distributions. All other Distributions shall be made pro rata to each Member in accordance with the number of Units held by such Member.

5.2. No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest if such Distribution would violate Section 18-607 of the Act or other applicable law.

5.3. Withholding. All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, Distribution or allocation to a Member (in its capacity as such), or to the Company and attributable to a Member, shall be treated as amounts distributed to such Member. The Board of Managers is authorized to withhold from Distributions to Members, or with respect to allocations to Members, and in each case to pay over to the appropriate federal, state, local or foreign governmental authority any amounts required to be so withheld. The Board of Managers shall allocate any such withheld amounts to the Members in respect of whose Distribution or allocation the tax was withheld and shall treat such withheld amounts as actually distributed to such Members.

5.4. Installment Sales. If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

5.5. Net Profit or Net Loss.

(a) The “Net Profit” or “Net Loss” of the Company for each Fiscal Year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(i) Gain or loss attributable to the disposition of property of the Company with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 5.6.

(ii) Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes at the beginning of a period shall be in an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such period bear to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of an asset at the beginning of such period is zero, depreciation shall be determined with respect to such asset using any reasonable method selected by the Board of Managers.

(iii) Any items that are required to be specially allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

(b) Allocations of Income, Gain, Loss, Deduction and Credit. Net Profit or Net Loss of the Company for any relevant period shall be allocated to the Capital Accounts of the Members so as to ensure, to the extent possible, that the Capital Accounts of the Members as of the end of such period, as increased by the Members’ shares of “minimum gain” and “partner minimum gain” (as such terms are used in Regulation Section 1.704-2) not otherwise required to be taken into account in such period, are equal to the aggregate Distributions that Members would be entitled to receive if all of the assets of the Company were sold for their Asset Values, the liabilities of the Company were paid in full (except that non-recourse liabilities shall be paid only to the extent, with respect to each asset subject to a non-recourse liability, the non-recourse liability does not exceed the Asset Value), and the remaining proceeds were distributed as of the end of such accounting period in accordance with Section 5.1(c). The allocations made pursuant to this Section 5.5 are intended to comply with the provisions of Section 704(b) of the Code and the Regulations thereunder and, in particular, to reflect the Members’ economic interests in the Company as set forth in Section 5.1(c), and this Section 5.5 shall be interpreted in a manner consistent with such intention.

5.6. Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 5.6, the following provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) are included in this Agreement, and shall be applied in the following order, as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Non-recourse Deductions” and “Partner Non-recourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.6(a) is intended to comply with the minimum gain chargeback requirement in such sections of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 5 except Section 5.6(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Minimum Gain (determined in accordance with Regulation Section 1.704-2(i)(5)) as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.6(b) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), items of Company income and gain shall be specially allocated to each Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.6(c) shall be made if and only to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.6(c) were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704.2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.6(d) shall be made only if and to the extent that such Member would have deficit Capital Account in excess of such sum after all other allocations provided for this Section 5 have been made as if Section 5.6(c) and this Section 5.6(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(2).

5.7. Tax Allocations; Code Section 704(c) and Unrealized Appreciation or Depreciation. Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

(a) Revalued Assets. If the Asset Value of any assets of the Company is adjusted pursuant to Section 4.2, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

(b) Elections and Limitations. The allocations required by this Section 5.7 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations with respect to property acquired or owned as of the date hereof and required by this Section 5.7 shall be made using the so-called “traditional method with curative allocations” described in Regulation 1.704-3(c).

(c) Tax Allocations. Except as noted above, or as otherwise required by law, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner such items are allocated under Section 5.5.

5.8. Changes in Members’ Interest. If during any year of the Company there is a change in any Member’s Interest in the Company, the Board of Managers shall confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder.

6.     STATUS, RIGHTS AND POWERS OF MEMBERS.

6.1. Limited Liability. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member or other Indemnified Person shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company. In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Interest or otherwise.

6.2. Return of Distributions. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Manager; and provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members (taking into account the provisions of applicable law) if such Members had been named in the lawsuit or other proceeding against the Member in question (such as where a Distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them based on each such Member’s share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any creditor or other third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

6.3. No Management or Control. Except as expressly provided in this Agreement, no Member (in its capacity as such) shall take part in or interfere in any manner with the management of the business and affairs of the Company or have any right or authority to act for or bind the Company notwithstanding Section 18-402 of the Act.

6.4. Approval of Certain Matters. Notwithstanding the authority of the Board of Managers set forth in Article 7 hereof, the Board of Managers shall not authorize, approve or ratify any of the following or any plan with respect thereto without the unanimous approval of the Members, which approval shall be in the form of an action by unanimous written consent of the Members:

(a) the sale, transfer, exchange or disposition of all or substantially all of the assets, taken as a whole, of the Company and its Subsidiaries in a single transaction or a series of related transactions;

(b) the merger, sale or other combination of the Company or any of its Subsidiaries with or into any other Person;

(c) the issuance of additional Units or any additional Capital Contributions;

(d) the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the Company or any of its Subsidiaries (other than to NBC in accordance with Section 3.7);

(e) the liquidation or dissolution of the Company or any of its Subsidiaries;

(f) the establishment or acquisition of control of any Subsidiaries other than Corporate Billing, LLC or its Subsidiary or any other Acquisition Opportunity;

(g) any act in contravention of this Agreement;

(h) any act which would make it impossible to carry out the business of the Company or its Subsidiaries, except as otherwise provided in this Agreement;

(i) any transaction (including, without limitation, any overhead allocation and any management or similar fee) between the Company or any of its Subsidiaries and any Member, Manager, officer or affiliate thereof (other than the Board Fee);

(j) the possession by a Member of property of the Company or any of its Subsidiaries or assigning rights in specific property of the Company or any of its Subsidiaries other than for a Company purpose;

(k) any borrowing or incurrence of indebtedness by the Company and/or any of its Subsidiaries from a creditor other than NBC or a borrowing or incurrence of indebtedness from NBC not in accordance with Section 3.7;

(l) any capital expenditures, capital additions or capital improvements in excess of $100,000 in the aggregate per Fiscal Year;

(m) any agreement or commitment to do any of the foregoing.

Although unanimous approval is not required, the annual operating budget and annual capital expenditure budget of the Company will be submitted to the Board of Managers for approval. Approval of the annual operating budget and annual capital expenditure budget shall require only a majority approval of the Board of Managers.

6.5. Permitted Acquisition. In the event that either Member (a “Requesting Member”) desires for the Company to acquire the assets or stock of a third party entity or otherwise acquire the business of or enter into a joint venture or similar arrangement with a third party (an “Acquisition Opportunity”), and the other Member (the “Rejecting Member”) does not approve of or consent to the Acquisition Opportunity pursuant to Section 6.4 above, then in such event, the Requesting Member shall be entitled to pursue the Acquisition Opportunity outside of and separate and apart from the Company. In such event, the Rejecting Member acknowledges and agrees that the pursuit and operation of the Acquisition Opportunity shall not be deemed to violate any business opportunity or other fiduciary duty owed by the Requesting Member or the NBC Managers or the Factor LLC Managers, as applicable, to the Company or the Rejecting Member and that neither the Company nor the Rejecting Member shall have any right to any proceeds from the operation of the Acquisition Opportunity or other assets of the Acquisition Opportunity, even if the Acquisition Opportunity is in competition with the Company. The Requesting Member agrees to refrain from soliciting any employees of the Company and its Subsidiaries with respect to the Acquisition Opportunity.

7.     DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD OF MANAGERS.

7.1. Board of Managers.

(a) The business of the Company shall be managed by a Board of Managers (the “Board of Managers”), and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes of the Act (each, a “Manager”, and collectively, the “Managers”); provided, that except as otherwise provided herein, and notwithstanding the last sentence of Section 18-402 of the Act, no single member of the Board of Managers may bind the Company, and the Board of Managers shall have the power to act only collectively as a board in accordance with the provisions and in the manner set forth in this Section 7.1. The number of Managers as of the date hereof shall be seven (7). Subject to Section 7.1(c), the number of Managers after the date hereof shall be determined from time to time by the Board of Managers. The Managers as of the date hereof shall consist of:

(i) four (4) members who shall be elected by NBC (the “NBC Managers”), with William E. Matthews V, John H. Holcomb III, Richard Murray IV, and Robert B. Aland initially serving as the NBC Managers; and

(ii) three (3) members who shall be elected by Factor LLC (the “Factor LLC Managers”), with Britt Sexton, James R. Thompson, III and Stratton Orr initially serving as the Factor LLC Managers.

(b) Decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act and shall be carried out by officers or agents of the Company appointed by the Board of Managers in the resolution or consent in question or in one or more standing resolutions or consents. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

(c) Each Manager shall, unless otherwise provided in this Agreement or by law, hold office until such individual is removed, resigns or dies; provided, however, that (i) no NBC Manager may be removed without the written consent of NBC, and (ii) no Factor LLC Manager may be removed without the written consent of Factor LLC. A Manager may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Any vacancy on the Board of Managers created by the removal, resignation or death of any Manager appointed by NBC or Factor LLC, as applicable, shall be filled by an appointment made by NBC or Factor LLC, as applicable.

(d) Meetings of the Board of Managers may be held at any time and at any place where a quorum is present within or without the State of Delaware designated in the notice of the meeting, when called by any Manager, reasonable notice thereof being given to each Manager by the person or persons calling the meeting.

(e) It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery at least two (2) Business Days or by electronic mail or facsimile at least two (2) Business Days before the meeting, addressed to such Manager at such Manager’s usual or last known business or residence address, business facsimile number or electronic mail address, as applicable, or to give notice to such Manager in person or by live telephone conversation (i.e., not voicemail) at least two (2) Business Days before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

(f) Each Manager present at any meeting of the Board of Managers shall be entitled to cast one vote with respect to any matter on which action or approval is considered at such meeting. In the event that any Manager is unable to attend any meeting of the Board of Managers, such Manager may give to any other Manager such non-attending Manager’s proxy to exercise such non-attending Manager’s voting rights at such meeting.

(g) Except as may be otherwise provided by law, at any meeting of the Board of Managers, a number of Managers then in office and present in person or by proxy with authority to vote a majority of the total votes cast by the Board of Managers shall constitute a quorum. Any action to be taken or approved by the Managers hereunder must be taken or approved by a vote of a majority of the Managers, voting in person or by proxy at a meeting, and any action so taken or approved shall constitute the act of the Board of Managers. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

(h) Any Manager may designate an alternate individual who may replace such absent Manager at any meeting of the Board of Managers and shall be counted as present for purposes of a quorum and shall have the right to take any action required or permitted to be taken at any meeting of the Board of Managers by such designating Manager.

(i) Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all Managers then in office unanimously consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

(j) Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(k) Each Manager shall be reimbursed for such Manager’s reasonable out-of-pocket expenses incurred in the performance of such Manager’s duties as Manager. Nothing contained in this Section 7.1(k) shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

(l) The Board of Managers may adopt such other rules for the conduct of its business as it may from time to time deem necessary or appropriate.

7.2. Authority of Board of Managers. Subject to the provisions of this Agreement that require the consent or approval of one or more Members, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Board of Managers shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members shall have no power whatsoever with respect to the management of the business and affairs of the Company. The power and authority granted to the Board of Managers hereunder shall include all those necessary, convenient or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company set forth in Section 2.6 above and shall include the power to make all decisions (subject to any vote of the Members required hereunder or by applicable law) with regard to the management, operations, assets, financing and capitalization of the Company, including, without limitation, the power and authority to undertake and make the decisions concerning (subject to the rights of the Members pursuant to Section 6.4):

(a) hiring and firing employees, officers, attorneys, accountants, brokers, investment bankers and other advisors and consultants;

(b) opening bank and other deposit accounts and operations thereunder;

(c) subject to Section 3.7 and Section 6.4, as applicable, borrowing money, obtaining credit, issuing notes, debentures, securities, equity or other interests of or in the Company in good faith and securing the obligations undertaken in connection therewith with mortgages on, pledges of and security interests in the assets or properties of the Company;

(d) except as otherwise expressly set forth in this Agreement making all decisions with respect to the Company’s Subsidiaries (including Corporate Billing, LLC) and exercising all voting rights or rights to consent with respect to such Subsidiaries;

(e) entering into contracts or agreements, whether in the ordinary course of business or otherwise;

(f) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company;

(g) engaging the independent public accountants for the Company and each of its Subsidiaries; and

(h) undertaking such other matters as provided by resolution of the Board of Managers.

Subject to the oversight of the Board of Managers and to the right of the Board of Managers to exercise any and all of the powers and authority of the Board of Managers set forth above in this Section 7.2 with respect to any and all matters, the day-to-day management of the business and affairs of the Company shall be conducted by, and at the discretion of, the officers and employees of the Company or its direct or indirect Subsidiaries.

7.3. Reliance by Third Parties. Any Person dealing with the Company or the Members may rely upon a certificate signed by the Board of Managers as to: (a) the identity of the Members or the Managers, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members, the Board of Managers, or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

8.     DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS.

The Board of Managers by vote or resolution shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Controller. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority and as more specifically set forth in Schedule B; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to lease or acquire real property, to borrow money (other than borrowings in the ordinary course of business under the Company’s working capital credit facility, if any), to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to settle any claims for which any Indemnified Person may be entitled to indemnification pursuant to Article 13 hereof, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company or to do any of the foregoing with respect to any Subsidiary of the Company.

9.     BOOKS, RECORDS, ACCOUNTING AND REPORTS.

9.1. Books and Records. The Company shall maintain at its principal office or such other office as the Board of Managers shall determine books and records with respect to the Company’s business as the Board of Managers determines. Each Member shall be entitled, at its own expense, to (i) inspect the books and records of the Company during the regular business hours of the Company, (ii) make or receive copies of the books and records from the Company, and (iii) discuss the affairs, finances and accounts of the Company with the managers, officers, key employees and independent accountants of the Company, in each case, under such conditions and restrictions as the Board of Managers may reasonably prescribe. Additionally, if requested by the Factor LLC Managers or the NBC Managers, the Company shall deliver to each Member annual audited financial statements for the Company and its consolidated Subsidiaries.

9.2. Filings. At the Company’s expense, the Board of Managers shall cause the tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member income tax information with respect to the Company (including a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Member to prepare such Member’s federal and state income tax returns.

9.3. Tax Reports. The Company shall use commercially reasonable efforts to provide each Member the Company’s reasonable best estimate of such Member’s share of income, gains, loss, deductions and credits of the Company for the prior year within 75 days after the end of each year (or as soon as practicable thereafter) and a Schedule K-1 within 100 days after the end of each year (or as soon as practicable thereafter).

10.    TAX MATTERS MEMBER.

10.1. Tax Matters Member. NBC shall be the “tax matters partner” of the Company as provided in the Regulations under Code Section 6231 and any analogous provisions of state law and in such capacity is referred to as the “Tax Matters Member.” The Tax Matters Member, on behalf of the Company and the Members, shall be permitted to make any filing or election under the Code, the Regulations, or any other law or regulations that it in good faith believes to be in the best interests of the Company or the Members.

10.2. Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 10 in connection with any examination, any administrative or judicial proceeding, or otherwise.

10.3. Tax Returns. All tax returns of the Company shall be prepared by the Company’s independent certified public accountants in a manner consistent with the provisions of this Agreement and applicable tax laws, regulations and requirements.

11.    TRANSFER RESTRICTIONS. No holder of any Units shall Transfer any of such Units to any other Person and no holder of any units or membership interest in Factor LLC (a “Factor LLC Member”) shall Transfer such units or membership interest, except as provided in this Section 11.

11.1. Permitted Transfers with Member Approval.

11.1.1 Subject to the provisions of Section 11.2, a Member may only Transfer any or all of such Member’s Units with the prior written consent of the other Member, which consent may be withheld in its discretion; provided, however, that in the case of a Transfer by a Member to an affiliated Person, such consent shall not be unreasonably withheld.

11.1.2 Subject to the provisions of Section 11.2, a Factor LLC Member may only Transfer any or all of such Factor LLC Member’s units or membership interest in Factor LLC with the prior written consent of NBC, which consent may be withheld in its discretion. Notwithstanding the foregoing, no consent shall be required for any Transfers solely among the Factor LLC Members or for any Transfers by a Factor LLC Member to a Factor LLC Permitted Transferee.

11.2. Conditions to Transfer. Except as otherwise provided herein, no Transfer permitted under the terms of Section 11.1.1 shall be effective unless the transferee of such Units (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance satisfactory to the Company that such Units to be received by such Permitted Transferee shall remain subject to all of the provisions of this Agreement and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement. Any provision of this Agreement to the contrary notwithstanding, no transfer, sale, assignment or other disposition of any Units may be made except in compliance with the then applicable federal and state securities laws.

11.3. Impermissible Transfer. Any attempted Transfer of Units not permitted under the terms of this Article 11 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

12.    DISSOLUTION OF COMPANY.

12.1. Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Section 11, any Member may Transfer all or any part of its Interest in the Company to a Permitted Transferee and such Permitted Transferee shall become a Member in place of the Member assigning such Interest. The resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not in and of itself cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

12.2. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the determination of the Members and the Board of Managers, (c) the disposition of all of the Company’s assets, or (d) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act.

12.3. Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and shall be otherwise disbursed in compliance with Section 5.1(c). A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member prior to the final liquidating distribution of the assets of the Company. Such accounting and statements shall be prepared under the good faith direction of the Board of Managers. Upon such final accounting, a Manager shall terminate the Certificate in accordance with the Act and the Company’s existence as a separate legal entity shall terminate.

12.4. No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Board of Managers has failed to liquidate the Company as required by Section 12.3 and except as provided in Section 18-802 of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

12.5. No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Board of Managers or any other Member.

13.    INDEMNIFICATION.

13.1. Indemnification Rights. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each member of the Board of Managers, each officer of the Company, each Member, the Tax Matters Member and each of their respective affiliates (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 13), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 13.1 shall be available only if such action or inaction was not expressly prohibited by this Agreement and (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, however, that indemnification under this Section 13.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company shall advance reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 13. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company’s affairs.

13.2. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction that gives rise to the benefits of this Article 13 shall be entitled to the benefits of this Article 13 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Article 13 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by law, vote of the Board of Managers or otherwise. If this Article 13 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Article 13 to the fullest extent permitted by any applicable portion of this Article 13 that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.3. Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 13.

14.    AMENDMENTS.

14.1. Amendments. This Agreement may be modified or amended only by the unanimous written action of the Members.

14.2. Corresponding Amendment of Certificate. The Board of Managers shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

14.3. Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 14 shall be binding on all Members.

15.    GENERAL.

15.1. Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the legal successors of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

15.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service) or sent by facsimile (and electronic receipt was received) or sent by electronic mail (and electronic receipt was received), addressed (a) if to the Members, as follows:

National Bank of Commerce

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

Factor, LLC

c/o Sexton Investments LLC

400 Water Street

Decatur, Alabama 35601

Attention: Britt Sexton

or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder and (b) if to the Company or to the Board of Managers: CBI Holding Company, LLC c/o National Bank of Commerce, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: William E. Matthews, V. Notwithstanding the foregoing, notices delivered pursuant to Section 7.1 hereof shall be governed by the terms of such Section 7.1.

15.3. Execution of Documents. From time to time after the date of this Agreement, upon the reasonable request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement.

15.4. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the courts of the State of Alabama, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Alabama, for the purpose of any action between the parties arising in whole or in part under or in connection with this

Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each party hereby (a) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by applicable law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.2, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

15.5. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 15.5 shall govern.

15.6. Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

15.7. No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Board of Managers and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Board of Managers or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement; provided, however, that any Indemnified Person not a party to this Agreement shall be a third party beneficiary of, and entitled to enforce all rights under, Article 13 hereof.

15.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.10. Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including, without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s heirs, successors and assigns to the extent not prohibited by this Agreement and (f) references to a feminine, masculine or neuter form of any pronoun shall include references to each other gender of such pronoun.

15.11. Execution of Documents. From time to time after the date of this Agreement, upon the request of the Board of Managers, each Member shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the purposes of this Agreement.

15.12. Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, the principle of contra proferentum shall not apply to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

16.    CALL OPTION.

16.1. Call Option. Effective at any time on or after the fifth (5th) anniversary of the date of this Agreement and continuing until the eighth (8th) anniversary of the date of this Agreement, NBC shall have the option, but not the obligation, to purchase from Factor LLC, and (upon exercise thereof) Factor LLC shall have the obligation to sell to NBC, all, but not less than all, of Factor LLC’s Units at a price equal to the Agreed Upon Value (as defined below) of such Units as of the date of exercise. In order to exercise its option, NBC must provide written notice

(the “Call Notice”) to Factor LLC. The closing of any such purchase (the “Call Option Closing”) shall take place at the principal office of the Company on a date determined by NBC no later than thirty (30) days after the delivery of the Call Notice. At the Call Option Closing, NBC shall deliver to Factor LLC cash consideration against delivery of an executed unit assignment agreement in substantially the form attached hereto as Schedule C. NBC shall deliver the cash consideration by means of wire transfer of immediately available funds. The Company shall also make a distribution of net income immediately prior to the Call Option Closing pursuant to Section 5.1(a). For purposes of this Section 16.1, the “Agreed Upon Value” shall be an amount equal to the sum of:

(a) the product of (1) the consolidated net income before taxes of the Company and its Subsidiaries for the twelve month period ending on the last day of the month preceding the month in which the Call Notice is delivered, adjusted for interest expense calculated at LIBOR plus 3.00% (300 basis points) (rather than the actual interest expense incurred) (such adjusted amount “Trailing Twelve Adjusted Income”), multiplied by (2) 7.50, multiplied by (3) thirty percent (30.00%); and

(b) the product of (1) the positive difference, if any, between (i) the Trailing Twelve Adjusted Income, and (ii) the Baseline Net Income, multiplied by (2) 7.50, multiplied by (3) nineteen percent (19.00%).

For purposes of this Section 16.1, the “Baseline Net Income” shall be an amount equal to $4,181,395.

NBC shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, (i) operate their business consistent with past practices, (ii) maintain the Company and its Subsidiaries as a separate business unit, (iii) maintain separate books and records for the Company and its Subsidiaries, (iv) except as provided in Section 6.5 hereof, refrain from diverting any revenues or other business opportunities away from the Company and its Subsidiaries to NBC or any of its other affiliates, and (v) refrain from soliciting any employees of the Company and its Subsidiaries. NBC agrees not to take any action with the intent of materially and adversely affecting the Agreed Upon Value.

Agreed Upon Value and the components thereof shall be calculated in accordance with GAAP.

17.    RESTRICTIVE COVENANT.

17.1. Non Competition; Non-Solicitation.

(a) In consideration of Factor LLC granting NBC the Call Option and the exercise thereof, as applicable, each Factor LLC Member hereby agrees and covenants that he will not, directly or indirectly:

(i) During the period between the fifth (5th) anniversary of the date hereof and the sixth (6th) anniversary of the date hereof (such period, the “General Non-Competition Restriction Period”), engage in any Factoring

Activity, or directly or indirectly own an equity interest exceeding Five Percent (5%) in any entity that is engaged in any Factoring Activity. As used herein, the term “Factoring Activity” means a business a primary activity of which is factoring receivables or providing other receivables factoring related services in the United States. For purposes hereof, “primary activity” shall mean gross revenue for the immediately preceding calendar year in excess of 15% of the total gross revenue of such entity or business for such period. It is acknowledged that the Factor LLC Members have ownership interests in and/or provide services to the Sexton Consumer Finance Companies (as defined in the Membership Interest Purchase Agreement) (the “Existing Activities”). For the avoidance of doubt, it is acknowledged and agreed that the continuance by the Factor LLC Members of the Existing Activities in their current form shall not constitute a violation of this Section 17; or

(ii) During the period between the fifth (5th) anniversary of the date hereof and the eighth (8th) anniversary of the date hereof (such period, the “Specific Non-Competition and Non-Solicitation Restriction Period”), engage in any Directly Competitive Activity, or directly or indirectly own an equity interest exceeding Five Percent (5%) in any entity that is engaged in any Directly Competitive Activity. As used herein, the term “Directly Competitive Activity” means factoring receivables in the United States to customers operating in one or more of the following industries: (1) automobile dealerships; (2) truck dealerships; (3) automotive or truck maintenance or parts; (4) trucking companies operating fleets consisting of more than five trucks; (5) heavy-duty truck repair; (6) environmental engineering services; (7) oil and gas field services; (8) any other industry serviced by Corporate Billing, LLC as of the fifth (5th) anniversary of the date hereof; or (9) any other industry that Corporate Billing, LLC has firm plans to enter as of the fifth (5th) anniversary of the date hereof, provided that such firm plans have been communicated in writing to the Factor LLC Members as of the fifth (5th) anniversary of the date hereof; or

(iii) During the Specific Non-Competition and Non-Solicitation Restriction Period, employ or engage or offer to employ or engage in any capacity or solicit, interfere with or attempt to divert or entice away from Corporate Billing, LLC for the purposes of so employing or engaging, any employee of Corporate Billing, LLC; provided that general solicitations for employment not specifically targeted to such employees of Corporate Billing, LLC shall not be prohibited.

(b) Each Factor LLC Member agrees that the business of Corporate Billing, LLC is national in scope and the covenants in this Section 17 are reasonable with respect to their duration and scope, and each Factor LLC Member represents that his experience and capabilities are such that the provisions of this Section 17 will not prevent him from earning a livelihood. If any provision or part of this Section 17 is found by a court of competent jurisdiction to be totally or partially invalid, illegal or unenforceable, then the provision will be deemed to be modified or restricted to the extent and in the manner necessary to make it valid, legal or enforceable, or it will be excised from this

Agreement without affecting any other provision of this Agreement, which will be enforced to the maximum extent provided by law as if the modified or restricted provision was originally included or as if the excised provision was originally excluded. The provisions of this Section 17 are in addition to and separate and apart from any similar provisions contained in the Membership Interest Purchase Agreement or any employment agreement to which a Factor LLC Member is a party.

(c) The provisions of this Section 17 shall not be discharged or dissolved upon, but shall survive the Call Option Closing (if applicable).

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

NBC:

National Bank of Commerce

By:	/s/ William E. Matthews, V

Name:	William E. Matthews, V

Its:	Vice Chairman and CFO

SEXTON HOLDINGS:

Factor, LLC

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	Authorized Person

FACTOR LLC MEMBERS, for purposes of Section 11 and Section 17 only:

/s/ Britt Sexton
Britt Sexton

/s/ James R. Thompson, III
James R. (Skip) Thompson, III

/s/ Stratton Orr
Stratton Orr

[Signature Page to Amended and Restated Limited Liability Company Agreement]

S-1

SCHEDULE A

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended and in effect from time to time.

“Agreed Upon Value” shall have the meaning set forth in Section 16.1.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of the Company dated as of September 1, 2014, as amended from time to time.

“Acquisition Opportunity” shall have the meaning set forth in Section 6.5.

“Asset Value” of any property of the Company shall mean its adjusted basis for federal income tax purposes unless:

(a) the property was accepted by the Company as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross Fair Value of the property agreed to by the Company and the contributing Member; or

(b) as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Member, the property of the Company is revalued in accordance with Section 4.2.

As of any date references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Baseline Net Income” shall have the meaning set forth in Section 16.1.

“Board of Managers” shall have the meaning set forth in Section 7.1(a).

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which the Federal Reserve Bank in Atlanta, Georgia is closed.

“Call Notice” shall have the meaning set forth in Section 16.1.

“Call Option Closing” shall have the meaning set forth in Section 16.1.

“Capital Account” shall have the meaning set forth in Section 4.1.

“Capital Contribution” shall mean with respect to any Member, the sum of (i) the amount of money plus (ii) the Fair Value of any other property (net of liabilities assumed or to which the property is subject) contributed to the Company with respect to the Interest held by such Member pursuant to this Agreement.

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“Certificate” shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Minimum Gain” has the meaning of Partnership Minimum Gain set forth in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Directly Competitive Activity” shall have the meaning set forth in Section 17.1(a).

“Distribution” shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“Existing Activities” shall have the meaning set forth in Section 17.1(a).

“Factor LLC Member” shall have the meaning set forth in Section 11.

“Factor LLC Permitted Transferee” shall mean, with respect to a Factor LLC Member, any member of the immediate family of such individual and any trust or other estate planning vehicle for the benefit of such immediate family members.

“Factoring Activity” shall have the meaning set forth in Section 17.1(a).

“Fair Value” shall mean, as applied to assets, the fair market value of such assets as determined in good faith by the Board of Managers.

“Federal Funds Target Rate” shall have the meaning set forth in Section 3.7.

“Fiscal Year” shall mean the fiscal year of the Company, which shall be such fiscal year as determined by the Board of Managers.

“GAAP” shall mean generally accepted United States accounting principles, applied consistent with the Company’s past practices.

“General Non-Competition Restriction Period” shall have the meaning set forth in Section 17.1(a).

“Initial Agreement” shall mean the Limited Liability Agreement of the Company, dated as of September 30, 2009.

“Interest” shall mean, with respect to any Member as of any time, such Member’s membership interest in the Company, which includes the number of Units such Member holds and such Member’s Capital Account balance.

“Majority in Interest” shall mean the holders of a majority of the Units.

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“Manager” and “Managers” shall have the meaning set forth in Section 7.1(a).

“Member’s Tax Liability” shall have the meaning set forth in Section 5.1(b).

“Members” shall have the meaning set forth in the Preamble.

“Member Nonrecourse Debt” shall have the meaning of “Partner Nonrecourse Debt” set forth in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning of Partner Nonrecourse Deductions set forth in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest Purchase Agreement” has the meaning set forth in the Recitals.

“Net Loss” shall have the meaning set forth in Section 5.5.

“Net Profit” shall have the meaning set forth in Section 5.5.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Permitted Transferee” shall have the meaning set forth in Section 11.2.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

“Regulations” shall mean the Treasury regulations, including temporary regulations, promulgated under the Code.

“Rejecting Member” shall have the meaning set forth in Section 6.5.

“Requesting Member” shall have the meaning set forth in Section 6.5.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specific Non-Competition and Non-Solicitation Restriction Period” shall have the meaning set forth in Section 17.1(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the

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happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (B) such Person is a general partner, managing member of managing director of such partnership, limited liability company, or other business entity. For purposes hereof and unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Distribution” shall have the meaning set forth in Section 5.1(b).

“Tax Matters Member” shall have the meaning set forth in Section 10.1.

“Trailing Twelve Adjusted Income” shall have the meaning set forth in Section 16.1.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to a merger, reorganization, consolidation, judicial process or otherwise.

“Units” shall mean the division of the Interests of the Company.

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SCHEDULE B

OFFICERS

1. Election. The officers may be elected by the Board of Managers at any time. At any time or from time to time the Board Members may delegate to any officer their power to elect or appoint any other officer or any agents.

2. Tenure. Each officer shall hold office until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his or her authority at the pleasure of the Board of Managers, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

3. Chairman of the Board of Managers, President and Vice President. The Chairman of the Board of Managers, if any, shall have such duties and powers as shall be designated from time to time by the Board of Managers. The President shall be the chief executive officer and shall have direct charge of all business operations of the Company and, subject to the control of the Board of Managers, shall have general charge and supervision of the business of the Company. Any Vice Presidents shall have duties as shall be designated from time to time by the Board of Managers, by the Chairman of the Board of Managers or the President.

4. Treasurer and Assistant Treasurers. Unless the Board of Managers otherwise specifies, the Treasurer shall be the chief financial officer of the Company and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, or the President. If no Controller is elected, the Treasurer shall, unless the Board of Managers otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, the President or the Treasurer.

5. Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the Board of Managers otherwise specifies, be the chief accounting officer of the Company and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, the President or the Treasurer. Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the Board of Managers, the Chairman of the Board of Managers, the President, the Treasurer or the Controller.

6. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Members and the Board of Managers in a book or series of books to be kept therefor and shall file therein all actions by written consent of the Board of Managers. In the absence of the Secretary from any meeting, an Assistant Secretary, or if no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary

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shall keep or cause to be kept records, which shall contain the names and record addresses of all Members. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Managers, the Chairman of the Board of Managers or the President. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the Board of Managers, the Chairman of the Board of Managers, the President or the Secretary.

7. Vacancies. If the office of any officer becomes vacant, any person or body empowered to elect or appoint that officer may choose a successor. Each such successor shall hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

8. Resignation and Removal. Subject to the terms of any employment agreement between an officer and the Company or any of its Subsidiaries, the Board of Managers may at any time remove any officer either with or without cause. The Board of Managers may at any time terminate or modify the authority of any agent. Any officer may resign at any time by delivering his or her resignation in writing to the Chairman of the Board of Managers, the President or the Secretary or to a meeting of the Board of Managers. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

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SCHEDULE C

FORM OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

Call Option

(attached)

Sch C

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(CBI HOLDING COMPANY, LLC)

This Membership Interest Purchase Agreement (this “Agreement”), is entered into effective as of                         , 20        (the “Effective Date”), by and between Factor, LLC, an Alabama limited liability company (“Seller”), and National Bank of Commerce, a national banking association (“Buyer”).

Recitals

A. Seller owns 120 Units (the “Seller Units”) of CBI Holding Company, LLC, a Delaware limited liability company (the “Company”), as established by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated September 1, 2014, as amended through the date hereof (as amended, the “LLC Agreement”).

B. Pursuant to Section 16.1 of the LLC Agreement, Buyer has exercised its call option to acquire the Seller Units from Seller.

C. The parties desire to enter into this Agreement to evidence the purchase and sale of the Seller Units.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SELLER UNITS

Section 1.1 Purchase and Sale of the Seller Units. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of all liens, security interests, claims and other encumbrances of any kind or nature, the Seller Units, and Buyer hereby accepts the transfer and conveyance of the Seller Units from Seller.

Section 1.2 Purchase Price; Payment. The purchase price for the Seller Units shall be $            1 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller on even date herewith by wire transfer of immediately available funds.

[1]	Agreed Upon Value (as defined in the LLC Agreement) to be inserted.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.1 Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a) Seller has good and marketable title to the Seller Units being sold by it pursuant to this Agreement, free and clear of all liens, security interests, claims and encumbrances;

(b) Seller has the full legal right, power and authority to, and does hereby, assign and transfer the Seller Units to Buyer, free and clear of all liens, security interests, claims and encumbrances;

(c) All limited liability company action required to be taken by Seller to authorize Seller to enter into this Agreement, and to sell the Seller Units, has been taken; and

(d) This Agreement, when executed and delivered by Seller, shall constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Further Assurances; Additional Agreements. The parties agree that they will each, at any time and from time to time after the Effective Date, upon the request of the other party, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better fulfillment of the terms, conditions, purposes and intent of this Agreement. Buyer shall amend and restate the LLC Agreement to reflect the transfer of the Seller Units contemplated hereby and Seller acknowledges and agrees that it shall have no equity, profits, voting, financial, governance or other interest or rights in the Company following the consummation of the transaction provided for in this Agreement.

Section 3.2 Taxes.

(a) Seller Taxes. Seller shall be solely liable for reporting (at its own cost and expense) and paying the entire amount of any and all income, capital gains and similar taxes and fees (including any penalties and interest) incurred in connection with Seller’s sale of the Seller Units.

(b) Tax Periods Ending on or Before the Effective Date. The parties acknowledge that as a result of the transaction provided for in this Agreement that the income tax year of the Company will terminate under Section 708 of the Internal Revenue Code (the “Code”). Accordingly, Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Effective Date which are filed after the Effective Date. The tax returns shall be prepared and computed on a basis consistent with past practices, subject to any adjustments required by applicable law. Buyer shall deliver

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such tax returns to Seller no later than thirty (30) days before the due date (including extensions) for filing such tax returns, and shall make any revisions to such tax returns as are reasonably requested by Seller. If the parties disagree as to the tax returns, then the parties shall submit the disputed issues to an independent accounting firm for resolution. If a disagreement as to the tax returns is resolved and such resolution determines that changes to the tax returns are deemed appropriate, then Buyer shall file tax returns which are amended in accordance with such resolution. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on its tax returns (or its members’ tax returns, as applicable) in a manner consistent with the Schedule K-1s furnished by the Company to Seller for such periods.

Section 3.3 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of their respective successors and assigns.

Section 3.4 Parties in Interest. This Agreement is made solely for the benefit of the parties hereto, and no other person shall acquire or have any right under or by virtue of this Agreement, except as expressly provided for herein or in any agreement ancillary hereto.

Section 3.5 Entire Agreement. This Agreement and any documents or other instruments provided for herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them in connection therewith. No covenant or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. The provisions of this Agreement may not be changed, modified or amended except in writing duly executed by each of the parties hereto.

Section 3.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Alabama, without giving effect to any conflicts of laws principles thereof.

Section 3.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

Section 3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

[signatures on following page]

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IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed effective as of the Effective Date.

SELLER:

Factor, LLC

By:
Britt Sexton
Authorized Person

BUYER:

National Bank of Commerce

By:

Name:

Its:

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